FORM 4
[ ]Check box if no longer         U.S. SECURITIES AND EXCHANGE COMMISSION
subject to Section 16.                    Washington, D.C. 20549
Form 4 or Form 5 obligations
may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person|2. Issuer Name and Ticker or Trading
Hardwick          T.           Chandler|   Symbol
(Last)         (First)         (Middle)|   Chris-Craft Industries, Inc. (CCN)
       Headmaster, Blair Academy       |-------------------------------------
       Park Street, P.O. Box 600       |3. IRS or Social Security Number of
              (Street)                 |   Reporting Person (Voluntary)
Blairstown        NJ              07825|
(City)         (State)            (Zip)|
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4. Statement of Month/Year|5. If Amendment, Date of Original (Month/Year)
     4/98                 |
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6. Relationship of Reporting Person to   |7. Individual or Joint/Group Filing
   Issuer (Check all applicable)         |
                                         |   x  Form filed by one Reporting
   x  Director            10% Owner      |  --- Person
  ---                 ---                |
      Officer (give       Other          |      Form filed by more than one
  --- title below)    --- (specify below)|  --- Reporting Person
                                         |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D)      Beneficial
                                                                of (D)             Owned at End        Indirect (I)    or Ownership
                                                                                   of Month
                                             Code   V      Amount (A)  Price
                                                                   or
                                                                  (D)
Common Stock              04/02/98           M             5,064  A    $30.5417                      D
                          04/02/98           S             5,064  D     59.7778    561               D
                                                                                   309               I                By minor
                                                                                                                      children
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
			      of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

 1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code            Derivative         Exercisable
    Security           of Derivative        (Month/                        Securities         and Expiration
                       Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
                                                                           (D)
							   Code  V        (A)      (D)        Date      Expiration
Director stock option
  (right to buy)       $30.5417             04/02/98       D              5,064    --         4/28/94   4/27/99

7.Title and                  8.Price of      9.Number of            10.Ownership     11.Nature
  Amount of                   Derivative       Derivative              Form of          of
  Underlying                  Security         Securities              Derivative       Indirect
  Securities                                   Beneficially            Security:        Beneficial
                                               Owned at End            Direct (D)       Ownership
                                               of Month                or
                                                                       Indirect (I)

Title            Number
                 of Shares
Common stock     5,064        --               -0-                     D
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
Explanation of Responses:

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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   /s/T. Chandler Hardwick, III                 May 01, 1998
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date